Exhibit 14.2

Consent of Independent Registered Public Accounting Firm

To The Board and Members of Imperial Chemical Industries PLC

We consent to the incorporation by reference in the registration statements (Nos. 333-14220 and 333-07530) on Form F-3 and the registration statements (Nos. 333-12998, 333-13000, 333-13002, 333-13642 and 333-13644) on Form S-8 of Imperial Chemical Industries PLC of our report dated 16 February, 2006 with respect to the consolidated balance sheets of Imperial Chemical Industries PLC and subsidiaries as of 31 December, 2005 and 2004 and the related consolidated income statements, consolidated statement of total recognised income and expense, and consolidated cash flow statements for each of the years in the two-year period ended 31 December, 2005, which report appears in the 2005 Annual Report on Form 20-F of Imperial Chemical Industries PLC.

Our report refers to the change in accounting for certain financial instruments with effect from 1 January, 2005 upon adoption of International Accounting Standards 32 and 39.

KPMG Audit Plc
Chartered Accountants
London, England
30 March, 2006